Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AT&T Savings and Security Plan, the AT&T Retirement Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, and the BellSouth Savings and Security Plan, each of which is a Plan sponsored by AT&T Inc. (AT&T), for the registration of 200,000,000 shares of its common stock, of our reports (a) dated February 22, 2013, with respect to the consolidated financial statements of AT&T, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2012 and the financial statement schedule of AT&T included therein, filed with the Securities and Exchange Commission, and (b) dated June 28, 2013, with respect to the financial statements and schedules of the AT&T Savings and Security Plan, the AT&T Retirement Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, and the BellSouth Savings and Security Plan included in the Plans’ Annual Reports (Forms 11-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

By:  /s/ Ernst & Young LLP

Dallas, Texas
June 28, 2013